Exhibit 99.1

Bellerophon Provides Clinical Program Update and Reports Second Quarter 2021 Financial Results

WARREN, N.J., August 5, 2021 – Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company focused on developing treatments for cardiopulmonary diseases, today provided a clinical program update and reported financial results for the second quarter ended June 30, 2021.

“We continue to progress our INOpulse® inhaled nitric oxide therapy in multiple areas of significant unmet need,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “Our ongoing pivotal Phase 3 REBUILD study for fibrotic interstitial lung disease, or fILD, patients at risk of associated pulmonary hypertension is progressing well and continuing to enroll. In addition, we expect top-line results from our Phase 2 dose escalation study of INOpulse in sarcoidosis, or PH-Sarc, later this year. With $34.3 million in cash and cash equivalents, we believe that we are well-positioned financially to continue executing on our promising late-stage clinical development programs.”

Clinical Program Highlights:

fILD

●	REBUILD Phase 3 Study: In December 2020, Bellerophon announced that the first patient had been enrolled in its Phase 3 REBUILD registrational study of INOpulse for the treatment of fILD. The REBUILD study plans to enroll 300 fILD patients who will be treated with either INOpulse at a dose of iNO45 or placebo. The primary endpoint is change in moderate to vigorous physical activity (MVPA). If approved, INOpulse would become the first therapy to treat a broad fILD population that includes patients at low-, intermediate- and high-risk of pulmonary hypertension.

The Phase 3 program builds on positive top-line results from the Company’s previously reported Phase 2 studies for INOpulse for the treatment of fILD. Acute treatment with INOpulse showed benefit in multiple cardiopulmonary parameters, including pulmonary vascular resistance, which improved by 21%, and mean pulmonary arterial pressure, which improved by 12%. Chronic treatment with INOpulse at a dose of iNO45 assessed over four months showed an average improvement in MVPA of 20% as compared to placebo. The improvements in MVPA were supported by benefits in overall activity, as well as two patient reported questionnaires, the University of California, San Diego Shortness of Breath Questionnaire and the St. George’s Respiratory Questionnaire.

Pulmonary Hypertension-Sarcoidosis (PH-Sarc)

●	Phase 2 Clinical Study: Bellerophon is continuing enrollment in a Phase 2 dose escalation study in PH-Sarc and anticipates the availability of top-line data during 2021. The safety and efficacy study is assessing the acute hemodynamic benefit of INOpulse via right heart catheterization. PH-Sarc is an unmet medical need with no approved therapies, and a median survival of approximately five years after diagnosis.

Corporate Update:

●	In May 2021, the Company announced the appointment of Naseem Amin, M.D. as Chairman of its Board of Directors.
●	In May 2021, the Company presented at the Jefferies Virtual Healthcare Conference.

Second Quarter Ended June 30, 2021 Financial Results:

For the three months ended June 30, 2021, the Company reported an operating loss of $5.2 million, compared to $5.8 million in the three months ended June 30, 2020.

For the three months ended June 30, 2021, the Company reported a net loss of $3.4 million, or $(0.36) per basic and diluted share, compared to a net loss of $3.8 million, or $(0.51) per basic and diluted share, for the three months ended June 30, 2020.

Research and development expenses for the three months ended June 30, 2021 were $3.2 million, compared to $3.5 million in the prior year period. The decrease was primarily due to the close-out of the COVID-19 trial.

General and administrative expenses for the three months ended June 30, 2021 were $2.0 million, compared to $2.3 million in the prior year period. The decrease was primarily due to a reduction in intellectual property and consulting costs.

Six Months Ended June 30, 2021 Financial Results:

For the six months ended June 30, 2021, the Company reported an operating loss of $11.1 million, compared to $9.9 million in the six months ended June 30, 2020.

For the six months ended June 30, 2021, the Company reported a net loss of $8.9 million, or $(0.93) per basic and diluted share, compared to a net loss of $8.8 million, or $(1.44) per basic and diluted share, in the six months ended June 30, 2020.

Research and development expenses for the six months ended June 30, 2021 were $6.8 million, compared to $5.7 million in the prior year period. The increase was primarily due to investment related to improvement of the delivery system manufacturing process.

General and administrative expenses for the six months ended June 30, 2021 were $4.3 million, compared to $4.2 million in the prior year period. The increase was primarily due to consulting costs, partially offset by a decrease in stock-based compensation and legal costs.

Balance Sheet
As of June 30, 2021, the Company had cash and cash equivalents of $34.3 million, compared to $47.6 million at December 31, 2020.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties relating to INOpulse®, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At LifeSci Advisors:
Brian Ritchie
(212) 915-2578
britchie@lifesciadvisors.com

Bellerophon Therapeutics, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$34,300	$47,557
Restricted cash	103	103
Prepaid expenses and other current assets	890	420
Total current assets	35,293	48,080
Restricted cash, non-current	300	300
Right of use assets, net	1,188	1,504
Property and equipment, net	112	169
Other non-current assets	186	186
Total assets	$37,079	$50,239
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,484	$3,725
Accrued research and development	1,139	3,699
Accrued expenses	1,877	2,305
Current portion of operating lease liabilities	728	704
Total current liabilities	6,228	10,433
Long term operating lease liabilities	586	956
Common stock warrant liability	168	601
Total liabilities	6,982	11,990

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share; 200,000,000 shares authorized and 9,506,419 and 9,491,111 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	95	95
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized, zero shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	253,343	252,645
Accumulated deficit	(223,341)	(214,491)
Total stockholders' equity	30,097	38,249
Total liabilities and stockholders' equity	$37,079	$50,239

Bellerophon Therapeutics, Inc.

Consolidated Statement of Operations

(Amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$3,239	$3,451	$6,823	$5,689
General and administrative	1,987	2,308	4,262	4,180
Total operating expenses	5,226	5,759	11,085	9,869
Loss from operations	(5,226)	(5,759)	(11,085)	(9,869)
Change in fair value of common stock warrant liability	36	(193)	433	(1,087)
Interest and other income, net	1	7	2	41
Pre-tax loss	(5,189)	(5,945)	(10,650)	(10,915)
Income tax benefit	1,800	2,125	1,800	2,125
Net loss	$(3,389)	$(3,820)	$(8,850)	$(8,790)
Weighted average shares outstanding:
Basic	9,506,419	7,554,023	9,498,892	6,084,534
Diluted	9,506,419	7,554,023	9,498,892	6,084,534
Net loss per share:
Basic	$(0.36)	$(0.51)	$(0.93)	$(1.44)
Diluted	$(0.36)	$(0.51)	$(0.93)	$(1.44)